EXHIBIT 23.1

Richardson & Company
 550 Howe Avenue, Suite 210
 Sacramento, California 95825

 Telephone: (916) 564-8727
 FAX: (916) 564-8728

                         CONSENT OF RICHARDSON & COMPANY

We consent to the incorporation by reference in the Registration Statement (Form S-8) (SEC File Number 333-62294) pertaining to the Sonoma Valley Bancorp's 1996 Stock Option Plan as amended in April 1999, the Registration Statement (Form S-8) (SEC File Number 333-88610) pertaining to the Sonoma Valley Bancorp=s 2002 Equity Incentive Plan and the Registration Statement (Form S-8) (SEC File Number 333-145313) pertaining to the Sonoma Valley Bancorp’s 2007 Equity Incentive Plan of our report dated March 5, 2009 with respect to the consolidated financial statements of Sonoma Valley Bancorp and Subsidiary included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Sacramento, California
March 17, 2009